Filed Pursuant to Rule 424(b)(3)

File No. 333-233709

KKR CREDIT OPPORTUNITIES PORTFOLIO

(the “Fund”)

Supplement dated October 12, 2021 to the

Prospectus and Statement of Additional Information (“SAI”),

each dated February 28, 2021, as supplemented to date

Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Prospectus and SAI.

The Fund’s investment adviser, KKR Credit Advisors (US) LLC (the “Adviser”), has voluntarily agreed to temporarily reduce its Management Fee to an annual rate of 1.00% of the Fund’s average daily Managed Assets from July 1, 2021, until March 31, 2022. Effective April 1, 2022, the Adviser’s agreement to temporarily reduce its Management Fee will terminate, and the Adviser will receive a Management Fee at an annual rate of 1.30% of the Fund’s average daily Managed Assets. The foregoing fee schedule may be extended, terminated or modified by the Adviser in its sole discretion and at any time, including prior to any such date listed above.

This Supplement should be retained for future reference.